Boxlight Reports Second Quarter 2024 Financial Results
Duluth, GA – Business Wire – August 7, 2024 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions, today announced the Company’s financial results for the second quarter ended June 30, 2024.
Financial and Operational Highlights:
•Revenue was $38.5 million for the quarter, a decrease of 18.1% from the prior year quarter
•Gross profit margin in Q2'24 decreased to 37.7% from 37.9% from the prior year quarter
•Net loss was $1.5 million, compared to net loss of $0.8 million in the prior year quarter
•Net loss per basic and diluted common share was ($0.18), compared to ($0.12) net loss per basic and diluted common share in the prior year quarter
•Adjusted EBITDA, a non-GAAP measure, decreased by $1.7 million to $3.7 million from the prior year quarter
•Launched new products, UNITY, an all-in-one hardware device used in classrooms and on campus to unite and manage audio communication and safety ecosystems, providing audio, bells, paging, and alerts
•Released TimeSign, an affordable 22” digital clock display for customized visual campus communications
•Introduced our STEM Robo 3D printer, a succinct and affordable 3D printer for K12, backed with nationally aligned STEM curriculum
•Recognized by TIME as one of the World’s Top 250 EdTech Companies of 2024 placing 28th
•Ended the quarter with $7.5 million in cash, $46.7 million in working capital and $7.5 million in stockholders’ equity

Management Commentary
“We have made substantial progress in aligning our organization with current demand levels, while selectively investing in new solutions and enhanced sales capabilities to position Boxlight for the anticipated growth in future demand," commented Dale Strang, Chief Executive Officer. “While we faced challenging Industry conditions in certain markets in both EMEA and the Americas, our recent initiatives, including the elimination of over $5 million in annual operating expenses, have enabled us to maintain market share in the first half of 2024 and generate positive Adjusted EBITDA. We remain committed to maintaining operating expense discipline to drive future profitability."

“While this turnaround process will take time, we are positioning our Company to capture market share through our comprehensive product portfolio, aligning our brand and go-to-market strategy and identifying underserved markets, continued Mr. Strang. “In addition, we have recently launched multiple new products including UNITY, an all-in-one hardware device used in classrooms and on campus to unite and manage audio communication and safety ecosystems, providing audio, bells, paging, and alerts; TimeSign, an affordable 22” digital clock display for customized visual campus communications, and a compact new large volume STEM 3D printer. I am increasingly confident in Boxlight’s overall competitive position, both in terms of product breadth and the individual quality of our product, and our ability to capture market share and deliver growth.”

Financial Results for the Three Months Ended June 30, 2024 (Q2'24) vs. Three Months Ended June 30, 2023 (Q2'23)
Total revenues were $38.5 million as compared to $47.1 million for the second quarter last year, resulting in a 18.1% decrease. The decrease in revenues was primarily due to lower sales volume across all markets primarily resulting from lower global demand for interactive flat panel displays.
Cost of revenues were $24.0 million as compared to $29.2 million for the second quarter last year, resulting in a 17.9% decrease. The decrease in cost of revenues was attributable to the decrease in units sold.
Gross profit was $14.5 million as compared to $17.8 million for the second quarter last year, resulting in a decrease of 18.5%. Gross profit margin decreased to 37.7% from 37.9% for the second quarter last year.

Total operating expenses were $13.3 million, accounting for 34.5% of revenues, as compared to $15.8 million and 33.5% of revenues for the second quarter last year. The decrease in operating expenses was due to planned initiatives to reduce costs across all regions, with the most significant reductions in employee-related expense of $0.7 million, professional fees of $0.5 million, and stock compensation of $0.3 representing the largest decline.
Other expense, net, was $2.8 million as compared to $2.6 million for the second quarter last year, representing an increase of $0.2 million. Other expense consists primarily of interest expense on our existing debt.
Net loss was $1.5 million compared to $0.8 million for the second quarter last year and was a result of the changes noted above.
The net loss attributable to common shareholders was $1.8 million. Net loss attributable to common shareholders for the second quarter last year was $1.1 million, after deducting fixed dividends paid to Series B preferred shareholders of $0.3 million in both years.
Total comprehensive loss was $1.5 million. Total comprehensive income for the second quarter last year was $0.9 million. The change reflects the effect of foreign currency translation adjustments on consolidation, with the net effect of a $47 thousand loss for the three months ended June 30, 2024 and a $1.7 million gain for the three months ended June 30, 2023.
Basic and diluted EPS for the three months ended June 30, 2024 was ($0.18). Basic and diluted EPS for the three months ended June 30, 2023 was ($0.12).
EBITDA, a non-GAAP measure, for the three months ended June 30, 2024 was $3.0 million, as compared to $4.5 million EBITDA for the three months ended June 30, 2023.
Adjusted EBITDA for the three months ended June 30, 2024 was $3.7 million, as compared to $5.4 million for the three months ended June 30, 2023. Adjustments to EBITDA included stock-based compensation expense, gains/losses from the remeasurement of derivative liabilities, and the effects of purchase accounting adjustments in connection with prior period acquisitions.

Financial Results for the Six Months Ended June 30, 2024 vs. Six Months Ended June 30, 2023
Total revenues were $75.6 million as compared to $88.2 million for the six months ended June 30, 2023, resulting in a 14.3% decrease. The decrease in revenues was primarily due to lower sales volume across all markets primarily resulting from lower global demand for interactive flat panel displays.
Gross profit was $27.3 million as compared to $33.0 million for six months ended June 30, 2023 resulting in a decrease of 17.1%. Gross profit margin decreased to 36.2% for Q2'24 from 37.4% for Q2'23. The decrease in gross profit margin is primarily related to a difference in product mix as well as lower sales volume as noted above.

Total operating expenses were $29.7 million as compared to $31.1 million for the six months ended June 30, 2023. The decrease in operating expenses was due to planed initiatives to reduce costs across all regions, with the most significant reductions employee-related expenses of $0.4 million, stock compensation of $0.4 million, and EMEA distribution costs of $0.6 million

Net loss increased $4.8 million to $8.6 million and was a result of the changes noted above. Net loss attributable to common shareholders was $9.2 million in the six months ended June 30, 2024 compared to $4.4 million in the six months ended June 30, 2023, after deducting fixed dividends paid to Series B preferred shareholders of approximately $0.6 million in both years.
Total comprehensive loss was $9.4 million compared to $1.5 million for the six months ended June 30, 2023, reflecting the effect of cumulative foreign currency translation adjustments on consolidation, with the net effect of $0.9 million loss and a $2.3 million gain for the six months ended June 30, 2024 and June 30, 2023, respectively.
Basic and diluted EPS for the six months ended June 30, 2024 was ($0.94), compared to ($0.47) per basic and diluted share for the six months ended June 30, 2023.

EBITDA for the six months ended June 30, 2024 was $1.5 million, as compared to $6.4 million EBITDA for the six months ended June 30, 2023. Adjusted EBITDA for the six months ended June 30, 2024 was $3.8 million, as compared to $8.7 million for the six months ended June 30, 2023.
Balance Sheet
At June 30, 2024, Boxlight had $7.5 million in cash and cash equivalents, $46.7 million in working capital and $40.3 million in debt, net of debt issuance costs.
The financial results for the three and six months ended June 30, 2024 are preliminary and may change as a result of the completion of our financial closing procedures.

Second Quarter 2024 Financial Results Conference Call
The Company will hold a conference call to discuss its second quarter 2024 financial results on Wednesday, August 7, 2024, at 4:30 p.m. Eastern Time.
The conference call details are as follows:

Date:	Wednesday, August 7, 2024
Time:	4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time
Dial-in:	1-888-506-0062 (Domestic)
1-973-528-0011 (International)
Participant Access Code:	668734
Webcast:	https://www.webcaster4.com/Webcast/Page/2213/50866
For those unable to participate during the live broadcast, a replay of the conference call will be available until 11:59 p.m. Eastern Time on Wednesday, August 21, 2024, by dialing 1-877-481-4010 (domestic) and 1-919-882-2331 (international) and referencing the replay passcode 50866.
About Boxlight Corporation
Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. Boxlight aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories, and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com, https://www.clevertouch.com and https://www.gofrontrow.com.
Forward Looking Statements
This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements, including the information under the heading "Financial Outlook." Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, and competition in the industry, among other things. Boxlight encourages you to review other factors that may affect its future results and performance in Boxlight’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023, as filed on March 14, 2024. Given these factors, risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

Use of Non-GAAP Financial Measures
To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA and Adjusted EBITDA, which are non-GAAP financial measures of earnings. EBITDA represents net loss before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation, severance charges, the change in fair value of derivative liabilities, and the purchase accounting impact of inventory markup and fair value adjustments to deferred revenue. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.
We report our operating results in accordance with U.S. GAAP. We have disclosed in the table below the results on a constant currency basis to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates we use to translate our operating results into U.S. Dollars for all countries where the functional currency is not the U.S. Dollar. Because we are a global company, the foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our reported financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which we conduct our business. References to our operating results on a constant-currency basis mean our operating results without the impact of foreign currency exchange rate fluctuations.
We believe disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-U.S. GAAP financial measures and are not meant to be considered in isolation or as a substitute for comparable measures prepared in accordance with U.S. GAAP. Constant-currency results have no standardized meaning prescribed by U.S. GAAP, are not prepared under any comprehensive set of accounting rules or principles, and should be read in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Discussion of the Effect of Constant Currency on Financial Condition
We calculate constant-currency amounts by translating local currency amounts in the current period at actual foreign exchange rates for the prior year period. Our constant-currency results do not eliminate the transaction currency impact of purchases and sales of products in a currency other than the functional currency.

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	% Decrease
	(Dollars in thousands)
Total revenues
As reported	$38,514	$47,052	(18)%
Impact of foreign currency translation	(132)	88
Constant-currency	$38,382	$47,140	(19)%

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023	% Decrease
	(Dollars in thousands)
Total revenues
As reported	$75,608	$88,242	(14)%
Impact of foreign currency translation	(939)	2,341
Constant-currency	$74,669	$90,583	(18)%

Boxlight Corporation
Condensed Consolidated Balance Sheets
As of June 30, 2024 and December 31, 2023
(in thousands, except share and per share amounts)

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,514	$17,253
Accounts receivable – trade, net of allowances for credit losses of 304 and 421	29,147	29,523
Inventories, net of reserves	37,847	44,131
Prepaid expenses and other current assets	10,610	9,471
Total current assets	85,118	100,378

Property and equipment, net of accumulated depreciation	2,512	2,477
Operating lease right of use asset	8,287	8,846
Intangible assets, net of accumulated amortization	41,999	45,964
Other assets	856	906
Total assets	$138,772	$158,571

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$22,707	$32,899
Short-term debt	3,107	1,037
Operating lease liabilities, current	2,061	1,827
Deferred revenues, current	8,976	8,698
Derivative liabilities	9	205
Other short-term liabilities	1,598	1,566
Total current liabilities	38,458	46,232

Deferred revenues, non-current	16,046	16,347
Long-term debt	37,143	39,134
Deferred tax liabilities, net	4,319	4,316
Operating lease liabilities, non-current	6,813	7,282
Total liabilities	102,779	113,311

Mezzanine equity:
Preferred Series B, 1,586,620 shares issued and outstanding	16,146	16,146
Preferred Series C, 1,320,850 shares issued and outstanding	12,363	12,363
Total mezzanine equity	28,509	28,509

Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; 167,972 and 167,972 shares issued and outstanding, respectively	—	—
Common stock, $0.0001 par value, 18,750,000 shares authorized; 9,817,875 and 9,704,496 Class A shares issued and outstanding, respectively	1	1
Additional paid-in capital	119,882	119,724
Accumulated deficit	(112,842)	(104,275)
Accumulated other comprehensive income	443	1,301
Total stockholders’ equity	7,484	16,751

Total liabilities and stockholders’ equity	$138,772	$158,571

Boxlight Corporation
Condensed Consolidated Statements of Operations and Comprehensive Loss
For the six months ended June 30, 2024 and 2023
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues, net	$38,514	$47,052	$75,608	$88,242
Cost of revenues	23,986	29,224	48,265	55,266
Gross profit	14,528	17,828	27,343	32,976

Operating expense:
General and administrative	12,321	15,227	27,570	29,958
Research and development	985	525	2,155	1,122
Total operating expense	13,306	15,752	29,725	31,080

Income (loss) from operations	1,222	2,076	(2,382)	1,896

Other (expense) income:
Interest expense, net	(2,566)	(2,788)	(5,173)	(5,235)
Other expense, net	(229)	(28)	(429)	(50)
Change in fair value of derivative liabilities	4	184	196	(40)
Total other expense	(2,791)	(2,632)	(5,406)	(5,325)
Loss before income taxes	$(1,569)	$(556)	$(7,788)	$(3,429)
Income tax (expense) benefit	91	(255)	(779)	(306)
Net loss	$(1,478)	$(811)	$(8,567)	$(3,735)
Fixed dividends - Series B Preferred	(317)	(317)	(634)	(635)
Net loss attributable to common stockholders	$(1,795)	$(1,128)	$(9,201)	$(4,370)

Comprehensive loss:
Net loss	$(1,478)	$(811)	$(8,567)	$(3,735)
Other comprehensive loss:
Foreign currency translation adjustment	(47)	1,722	(858)	2,280
Total comprehensive income (loss)	$(1,525)	$911	$(9,426)	$(1,455)

Net loss per common share – basic and diluted	$(0.18)	$(0.12)	$(0.94)	$(0.47)

Weighted average number of common shares outstanding – basic and diluted	9,787	9,385	9,751	9,359

Reconciliation of net loss for the six months ended June 30, 2024 and 2023 to EBITDA and Adjusted EBITDA

(in thousands)	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Net Loss	$(1,478)	$(811)	$(8,567)	$(3,735)
Depreciation and amortization	2,043	2,298	4,112	4,561
Interest expense	2,566	2,788	5,173	5,235
Income tax expense	(91)	255	779	306
EBITDA	$3,040	$4,530	$1,497	$6,367
Stock compensation expense	243	511	792	1,152
Change in fair value of derivative liabilities	(4)	(184)	(196)	40
Purchase accounting impact of fair valuing inventory	113	80	225	223
Purchase accounting impact of fair valuing deferred revenue	262	472	570	942
Severance charges	—	—	943	—
Adjusted EBITDA	$3,654	$5,409	$3,831	$8,724
Media
Sunshine Nance
+1 360-464-2119 x254
sunshine.nance@boxlight.com
Investor Relations
Greg Wiggins
+1 360-464-4478
investor.relations@boxlight.com